Exhibit 99.1

Media Relations: Ellen Roeckl	Investor Relations: Kathleen Nemeth
Juniper Networks	Juniper Networks
(408) 857-9718	(408) 936-5397
eroeckl@juniper.net	kbela@juniper.net

JUNIPER NETWORKS ANNOUNCES RAMI RAHIM AS EVP OF PLATFORM SYSTEMS DIVISION;

STEFAN DYCKERHOFF AS STAFF CONSULTANT SUPPORTING CEO KEVIN JOHNSON

SUNNYVALE, Calif, Oct. 23, 2012 – Juniper Networks (NYSE: JNPR), the industry leader in network innovation, today announced the appointment of Rami Rahim as executive vice president of the Platform Systems Division. Rahim will succeed Stefan Dyckerhoff who will be transitioning to a new consulting role supporting CEO Kevin Johnson.

As executive vice president of the Platform Systems Division, Rahim will be responsible for driving strategy, development and business growth for Juniper’s entire portfolio of routing, switching and fabric systems. Rahim is a 15-year veteran of the company and currently leads Juniper’s largest business unit focused on edge and aggregation routing. The role is effective November 1, 2012 with Dyckerhoff supporting him through the end of the year when he transitions to his new consulting position.

After many years as a successful technology business executive, Dyckerhoff will be fulfilling a personal aspiration to become a venture capitalist. He will continue to be actively engaged in Juniper’s business in the newly created role, Staff Consultant, supporting Johnson. In this role, Dyckerhoff will provide strategic counsel to the CEO and Juniper’s leadership team and will continue working with key customers.

“Rami has been with Juniper since its earliest days and is a key architect of Juniper’s successful routing business. His proven expertise in stewarding the development of our innovative portfolio ensures our continued leadership in routing and switching,” said Kevin Johnson, CEO of Juniper Networks. “We are very pleased to have the powerful combination of Rami at the helm of our systems business, and Stefan continuing to contribute his knowledge of the industry and consult on technology direction.”

About Juniper Networks

Juniper Networks is in the business of network innovation. From devices to data centers, from consumers to cloud providers, Juniper Networks delivers the software, silicon and systems that transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks is a registered trademark of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks logo is a trademark of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

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